Exhibit 99.3

[LOGO]
Bank of America
100 North Tryon Street
Charlotte, NC 28255

Tel 704.386.5000

August 2, 2002

Reporters May Contact
Eloise Hale, Bank of America Corporation, 1.704.387.0013
eloise.hale@bankofamerica.com

Bank of America Prices $450 Million in Capital Securities

CHARLOTTE—Bank of America Corporation today priced an offering of $450 million in capital securities to be issued by BAC Capital Trust III for sale in the United States.

The annual dividend rate is 7% and is paid quarterly February 15, May 15, August 15 and November 15 of each year, commencing November 15, 2002. The offering is sold through sole book-running lead manager Banc of America Securities LLC and joint lead manager Incapital LLC. Co-managers include A.G. Edwards & Sons, Inc., Bear, Stearns & Co. Inc., Goldman, Sachs & Co., Lehman Brothers, Prudential Securities, UBS Warburg, US Bancorp Piper Jaffray and Wachovia Securities. Closing is scheduled for August 9, 2002.

The securities are part of a shelf registration for trust preferred securities previously declared effective by the Securities and Exchange Commission. Bank of America intends to list the securities on the New York Stock Exchange.

Bank of America stock (ticker: BAC) is listed on the New York, Pacific, London and certain shares are listed on the Tokyo stock exchanges.